Exhibit 10.42

AGREEMENT

Agreement made by and between Energie, L.L.C., a Colorado limited liability company, with its principal office at 4885 Ward Road, Suite 300, Wheat Ridge, Colorado 80033 (“Energie”), and _____________________,at (“Manufacturer”).

1. Product: The products are lighting fixtures manufactured by Manufacturer included on Exhibit A (“Product Listing Attachment”) as attached hereto and as modified from time to time with the mutual agreement of the parties. Energie will submit Orders for Products and use commercially reasonable efforts consistent with the manner in which such lighting fixtures are sold in the Exclusive Territory to promote, assemble and sell the Products in the Exclusive Territory to Customers. Customers include any person or entity that acquires Products from Energie for sale to End Users and also includes End Users. End Users include any person or entity that acquires Products for its own use.

Samples: Manufacturer agrees to provide from time to time samples of Products for use by Energie or its distributors or sales representatives in the marketing and promotion of the Products as provided in Exhibit B (“Pricing Attachment”).

Product Promotion Payment: Manufacture agrees to pay to Energie for the promotion of a particular line of Products identified on Exhibit A the sum specified in respect of such line on Exhibit A. Such shall be payable on execution of this Agreement for any line of Products specified on Exhibit A at such time or such at time or times as additional lines of Products are added to Exhibit A by the parties.

2. Term: Three (3) years commencing on the Effective Date. The Term shall be automatically renewed for an additional two (2) years, unless 120 days prior to the Original Termination Date written notice is given by one party to the other of its decision not to renew.

Effective Date: _______________________

Original Termination Date: ________________

3. Orders: Purchases by Energie will be by individual written orders made during the Term (Order), which orders will be accepted by Manufacturer so long as they comply with the provisions of this Agreement. Orders will be accepted by Manufacture on its Order Acknowledgment Form (OA). If an OA is not issued within five (5) days of receipt of an Order, such Order will be deemed rejected. Each Order, subject to the provisions of Section 6 below (“Delivery”), shall set out the desired delivery schedule for each Product.

4. Prices: The prices of Products shall be as set out in Exhibit B (the “Pricing Attachment”), as such Exhibit may be attached from time to time by the mutual agreement of Energie and Manufacturer. Prices are exclusive of any sales, use, property, value added, or like taxes. Customs and duties in the United States or the Exclusive Territory shall be the responsibility of Energie. All prices will be stated in the currency specified in Exhibit B, and unless otherwise stated shall be FOB Xiaolan or Zhongshan, China. .

5. Exclusive Territory: The Exclusive Territory shall consist of the United States of America, Canada and the Republic of Mexico. During the Term, Manufacturer will not market, sell, distribute or manufacture in the Exclusive Territory in a manner competitive with the business of Energie. Notwithstanding the preceding, sales of components for fixtures not included in the Products or for existing retailers included in Exhibit C (“Excluded Sales in Exclusive Territory”), as such may from time to time be attached by the mutual agreement of the parties, shall not be considered competitive activity in the Exclusive Territory.

6. Delivery: Requested dates for delivery (“Delivery Dates”) shall be specified on each Order. Such Delivery Dates shall be no sooner than 84 days after receipt of an Order, received goods at Zeeland, Michigan, USA Delivery of Product is a time sensitive consideration of this Agreement and Manufacturer and Energie will take all commercially reasonable steps to ensure that Delivery Dates are satisfied. Rescheduling of a Delivery Date is permitted forty five (45) days prior to a scheduled Delivery Date.

7. Cancellation. Cancellation is permitted up to seven (7) days after order confirmation. Thereafter, no Cancellation is permitted.

8. Payment: Terms of payment shall be as provided in Exhibit B, attached hereto from time to time by the mutual agreement of the parties.

9. Patent, Copyright and Trademark Indemnity: Manufacturer agrees to indemnify, defend and hold Energie harmless from and against any claim, suit or proceeding and the costs, damages, expenses (and reasonable attorney’s fees) there from to the extent that such claim or proceeding is based on a claim that Products or the associated marks willfully infringe any patent, copyright, or trademark rights. Manufacturer shall have no responsibility for any claim of infringement (i) arising out of the use of Products in combination with non-Manufacturer parts or products, or (ii) if such infringement arises out of Product manufactured pursuant to Energie’s specifications, or (iii) if such infringement arises as a result of a modification to the Product not made by or for Manufacturer; provided in each instance or situation such infringement would have been avoided by the use of the Product without such combination, specification or modification. Energie shall promptly notify Manufacturer of any such claim, and cooperate fully with Manufacturer who shall have control of the defense against any such claim, except that Energie shall have the right to retain counsel and participate in any such defense or settlement.

10. Value Added/Export Restrictions: Energie represents that the Products purchased are for use and resale as part of, or as accessories to, fixtures manufactured or assembled by or for Energie.

11. Shipping and Risk of Loss: Prices are FOB Xiaolan or Zhongshan, China, but title and risk of loss pass to Energie at the time and place of delivery in Zeeland, Michigan USA. Manufacturer will package the Products in accordance with accepted standard commercial practice for shipment considering the nature of the fixtures and the risks encountered by the method of shipment. The method of shipment on each individual Order or portion thereof shall be designated in the Order and Order Acknowledgement. Manufacturer shall arrange for shipment by the designated method. If the method of shipment cannot by used by Manufacturer without producing a failure to meet the Delivery Date for an Order, Manufacturer shall use a commercially available alternative and the increased cost of such shall be its responsibility.

12. Trade-names/Trademarks/Documentation/Technical Support: Energie, and its agents and distributors, shall have the right to use all associated marks, patents and designs of Manufacturer identified with the Products in connection with Energie’s marketing and sale of such. Manufacturer grants Energie the right to use and modify user and product descriptive, marketing material and documentation regarding Products to the extent necessary to market, distribute and sell such Products in the Exclusive Territory. Energie will provide to Manufacturer copies of any such Material, with material will be deemed approved by Manufacturer unless written objection is delivered to Energie within ten (10) days of submission to Manufacturer. Manufacturer will provide to Energie, at no cost, copies of any such existing documentation and camera ready art and the electronic equivalent of any documentation and Product specification material, with updates thereof within thirty (30) days of their internal availability used by it. Energie will place a notice in any such reproduction or derivative work acknowledging the ownership of copyright material or marks as those of Manufacturer. Manufacturer will use reasonable efforts to assist in the development of any such documentation for use in assembly, marketing and sale of Products.

Documentation: Manufacturer will obtain and maintain UL Listings on all Products and will provide Energie with documentation showing each file number and description of such.

13. Limitation of Liability. Except as in Section 14 or expressly provided herein, neither party will be liable for loss of profits or incidental, special or consequential damages arising out of any breach of obligations under this Agreement.

14. Warranty. Manufacturer agrees to extend to Energie, its Authorized Party and Customers such warranties as are offered for similar lighting fixtures sold in the Exclusive Territory; provided at a minimum Manufacturer warrants that all Products will be free from defect in materials and workmanship at the time of delivery and shall conform to the specifications and design appearance of the Products. Warranties shall include those specified on Exhibit D (“Warranties”), as attached hereto from time to time by the mutual agreement of the parties.

Within ten (10) days of receipt, Energie will inspect Products and will notify Manufacturer in writing of any claimed defects. Manufacturer shall either repair or replace such items which are defective at its sole cost. Should Manufacturer opt to perform repairs at its location, Energie will return such item at the cost and risk of Manufacturer, who shall return or replace such items within five (5) days of receipt of such items.

In the event of an epidemic failure (which, for purposes of this Agreement, will mean a failure or defect due to the same cause in more than five (5%) percent of the Products in any given Order), Manufacture will provide Energie with replacement Product at a facility designated by Energie and pay the cost of labor required to install parts or cure any such defects as agreed by both parties in advance. Energie shall in the case of any non-conforming Products that are not repaired or replaced have the option of obtaining a credit or refund in the amount of the Price, including any freight or other amounts paid in respect of such items.

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15. Termination: This Agreement may be terminated as follows:

A.	By either party if the other violates any material provision hereof; provided the defaulting party shall have thirty (30) days from date of receipt of written notice from the non-defaulting party of the default. If the nature of the default is a failure of payment or a failure to meet a Delivery Date, the period for the non-defaulting party to cure such default shall be five (5) days.
B.	If either party (i) admits in writing its inability to pay its debts generally as they become due, or (ii) makes an assignment for the benefit of its creditors, or (iii) institutes or consents to the filing of a petition in bankruptcy or similar proceeding, or (iv) is adjudged insolvent by a court of competent jurisdiction, then the other party may immediately terminate this Agreement.
C.	Energies’ obligation to pay for Products as provided herein shall survive such a termination. In the event of a termination, Manufacturer will honor any Order which it has accepted, but reserves the right to change payment terms as it deems necessary.

16. Supply/Discontinuance of Product/Returns: Manufacturer agrees to maintain a supply of Products sufficient to meet its obligations hereunder for a period of 1 year and in the event of the discontinuation of a Product or termination of this Agreement to maintain an adequate supply of Products in order to meet any outstanding warranty obligations hereunder. In addition, upon discontinuation of a Product, Energie shall be given thirty (30) days prior notice and be offered a last time buy in quantities sufficient to satisfy requirements of its Customers.

On a Termination of this Agreement, Manufacturer shall have the option at its own cost to reacquire any Products not identified to a specific order of a Customer of Energie for an amount equal to the Price of such Products. On Termination of this Agreement for any reason, Energie shall have the right to return at its own cost any Products not identified to a specific Customer and receive from Manufacturer the Price thereof.

17. Force Majeure. Neither party shall be responsible for failure to fulfill its obligations due to causes beyond its control including, but not limited to , accidents, labor disputes, military conflicts, acts of war or terrorism, explosions, earthquakes, fires, storms and floods where such were not reasonably foreseeable. In the event of any such cause, the performance shall be extended and allowed to occur at the first commercially reasonable opportunity.

18. Notices: Any notices which maybe or is required to be given shall be in writing, and shall be deemed to have been received:

A.	When delivered personally,
B.	When sent by confirmed facsimile,
C.	Ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
D.	Two (2) days after deposit with a commercial carrier with written verification of receipt.

19. Controlling Law/Arbitration of Disputes: This Agreement shall be governed and construed in all respects in accordance with the laws of Colorado, without reference to choice of law principles, in particular the Uniform Commercial Code as adopted in such state. Any disputes arising out of or pertaining to this Agreement are to be settled or resolved through use of the American Arbitration Association and it’s commercial dispute procedures. Arbitration initiated by Energie shall take place in Chicago, Illinois and if initiated by Manufacturer in Taiwan

20. Complete Agreement/Modifications/Priority: This Agreement constitutes the complete agreement of the parties. All modifications, recessions, amendments or cancellations shall be in writing and signed by both parties. The provisions hereof shall control in the event of any variation of the terms or provisions hereof or conflict with any Order or invoice or other writing. If any provision is held to be illegal or unenforceable, the remaining provisions shall continue to be binding and enforceable. A failure by either party to enforce at any time a term or provision shall not be construed as a waiver of any succeeding non-performance of such or this Agreement.

21. Survival: All provisions which by their nature extend beyond the termination or expiration of this Agreement shall remain in effect beyond any such termination or expiration.

22. Assignment/Delegation: Except as provided herein, no party shall assign its rights or delegate its duties hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Executed this 2nd day of A , 2012.

Energie, L.L.C.	Manufacturer
By:
Manager	By:
Its: